EXHIBIT 99.1

Contact:
Investors:	Virginea Gibson
724.820.4225
virginea.gibson@ansys.com
Media:	Mary Kate Joyce
724.820.4368
marykate.joyce@ansys.com

Ansys Announces Q1 2020 Financial Results
Meets Q1 Revenue and Earnings Guidance

Company Initiates Q2 2020 Outlook and
Revises FY 2020 Outlook in Connection with COVID-19 Developments*
Completes Acquisition of Lumerical Inc.

*Additional details related to our financial guidance, including assumptions and economic impacts of COVID-19, are detailed in our prepared remarks document.

Key Highlights - Q1 2020

•	GAAP revenue of $305.0 million and non-GAAP revenue of $308.9 million

•	GAAP diluted earnings per share of $0.53 and non-GAAP diluted earnings per share of $0.83

•	GAAP operating profit margin of 11.2% and non-GAAP operating profit margin of 29.3%

•	Operating cash flows of $147.4 million

•	Deferred revenue and backlog of $835.0 million at March 31, 2020

•	Repurchased 0.7 million shares in the first quarter at an average price of $233.48 per share

PITTSBURGH, PA, May 6, 2020/Globe Newswire/ -- Despite a more challenging global environment as a result of the COVID-19 pandemic than we expected at the time of our February 2020 financial guidance, ANSYS, Inc.'s (NASDAQ: ANSS) first quarter revenue, earnings and operating margin landed toward the middle of the guidance ranges. First quarter 2020 GAAP and non-GAAP revenue came in at $305.0 million and $308.9 million, respectively, a decrease of 4% and 3% in reported currency, respectively, or 3% for each in constant currency, when compared to the first quarter of 2019. For the first quarter of 2020, the Company reported earnings per share of $0.53 and $0.83 on a GAAP and non-GAAP basis, respectively, compared to $1.01 and $1.29 on a GAAP and non-GAAP basis, respectively, for the first quarter of 2019.

Ajei Gopal, Ansys President & CEO, stated, “I am very proud that the Ansys team has come together, despite working remotely, to close deals and to continue providing outstanding support to our customers. That effort, in the face of uncertain global economic conditions, has led to Ansys delivering financial results near the midpoint of our guidance. We have also continued to drive innovation across our multiphysics portfolio through organic product development seen in Ansys 2020 Release 1 as well as through acquisitions.

Despite the market uncertainties, we believe that our strategy of making simulation pervasive across the product lifecycle remains more relevant than ever. That strategy accelerates customers’ key research and development initiatives - which are often less impacted by economic slowdowns - including emerging areas like electrification, autonomy, 5G, and the industrial internet of things. These companies understand the need for continued investment to maintain, or even build upon, their competitive advantage. So we will continue to focus on executing this strategy while prudently investing in growth opportunities that put us in a stronger position for the long term.”

Maria Shields, Ansys CFO, stated, “Although the current economic environment will continue to have a negative impact on our revenue and ACV growth, we entered into the COVID-19 crisis fiscally disciplined and with the benefit of a strong financial position and a high level of recurring sources comprising our ACV. Despite the challenging backdrop, key Q1 results reflect the strength and resiliency of our business model with cash of $718 million and deferred revenue and backlog of $835 million, an increase of 24% over the year-ago period. Given the high level of near-term economic uncertainty, we will continue to be fiscally disciplined by closely managing our discretionary spending. At the same time, we will continue to try to strike the right balance between short- and long-term strategic investments that we believe will position us well for the future. Our 50 year history as a leader in engineering simulation, best-in-class product portfolio and long-standing customer relationships that have been built over decades give us confidence that we will emerge from this crisis better positioned to respond to the needs of our customers and to capitalize on our long-term growth aspirations.”

On April 1, 2020, Ansys acquired Lumerical Inc. (Lumerical), a leading developer of photonic design and simulation tools, for a purchase price of approximately $107.5 million, paid in cash. The acquisition adds photonic products to the Company's multiphysics portfolio, providing its customers with a full set of solutions to solve their next-generation product challenges.

Financial Results
Ansys' first quarter 2020 and 2019 financial results are presented below. The 2020 and 2019 non-GAAP results exclude the income statement effects of the acquisition accounting adjustments to deferred revenue, stock-based compensation, amortization of acquired intangible assets, transaction costs related to business combinations, and adjustments related to the transition tax associated with the Tax Cuts and Jobs Act.
GAAP and non-GAAP results are as follows:

	GAAP			Non-GAAP
(in millions, except percentages and per share data)	Q1 2020	Q1 2019	% Change	Q1 2020	Q1 2019	% Change
Revenue	$305.0	$317.1	(4)%	$308.9	$319.9	(3)%
Net income	$46.1	$86.2	(47)%	$72.3	$110.7	(35)%
Diluted earnings per share	$0.53	$1.01	(48)%	$0.83	$1.29	(36)%
Operating profit margin	11.2%	30.2%		29.3%	42.9%
The non-GAAP financial results highlighted above, and the non-GAAP financial outlook for 2020 discussed below, represent non-GAAP financial measures. Reconciliations of these measures to the appropriate GAAP measures, for the three months ended March 31, 2020 and 2019, and for the 2020 financial outlook, can be found in the condensed financial information included in this release.
Other Financial Metrics

(in millions, except percentages)	Q1 2020	Q1 2019	% Change	% Change in Constant Currency
Annual Contract Value (ACV)	$301.1	$303.5	(1)%	—%
Operating cash flows	$147.4	$151.6	(3)%

ACV is a metric the Company uses to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus

•	the value of perpetual license contracts with start dates during the period, plus

•	the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

•	the value of work performed during the period on fixed-deliverable services contracts.

Management's 2020 Financial Outlook
The Company's second quarter and fiscal year 2020 revenue and diluted earnings per share guidance is provided below. The Company is also providing its fiscal year 2020 guidance for ACV and operating cash flows. The revenue and diluted earnings per share guidance is provided on both a GAAP and non-GAAP basis. Non-GAAP financial measures exclude the income statement effects of acquisition adjustments to deferred revenue, stock-based compensation, amortization of acquired intangible assets and acquisition-related transaction costs.
The financial guidance below reflects the Company's current estimates of the adverse impacts of the global pandemic. This guidance is based on certain assumptions made by the Company and the Company's evaluation of factual information it has determined to be relevant. In addition, the guidance includes the expected impact of the Company's acquisition of Lumerical, which closed on April 1, 2020. Additional details related to the Company's financial guidance, including assumptions and economic impacts of COVID-19, are detailed in its prepared remarks document.
Second Quarter 2020 Guidance
The Company currently expects the following for the quarter ending June 30, 2020:

(in millions, except per share data)	GAAP	Non-GAAP
Revenue	$330.9 - $370.9	$335.0 - $375.0
Diluted earnings per share	$0.55 - $0.92	$1.01 - $1.33

Fiscal Year 2020 Guidance
The Company currently expects the following for the fiscal year ending December 31, 2020:

(in millions, except per share data)	GAAP	Non-GAAP
Revenue	$1,543.6 - $1,618.6	$1,555.0 - $1,630.0
Diluted earnings per share	$3.84 - $4.62	$5.61 - $6.23
In the second quarter and fiscal year 2020 guidance reflected above, the expected impacts of non-GAAP adjustments associated with the acquisition accounting for deferred revenue, inclusive of an estimate for the Lumerical acquisition, are $4.1 million and $11.4 million, respectively. The Company has not yet performed a valuation of the acquired deferred revenue for its Lumerical acquisition. Until such valuation is completed, the expected impacts on revenue will remain preliminary estimates that are likely to change.

(in millions)	Other Financial Metrics
ACV	$1,500.0 - $1,575.0
Operating cash flows	$425.0 - $470.0

Conference Call Information
Ansys will hold a conference call at 8:30 a.m. Eastern Time on May 7, 2020 to discuss first quarter results. The Company will provide its prepared remarks on the Company’s investor relations homepage and as an exhibit in its Form 8-K in advance of the call to provide stockholders and analysts with additional time and detail for analyzing its results in preparation for the conference call. The prepared remarks will not be read on the call, and only brief remarks will be made prior to the Q&A session. The Company will also post a complementary investor presentation titled "Q1 2020 Investor Presentation" that can be accessed by clicking Events & Presentations, then Presentations at https://investors.ansys.com.

To participate in the live conference call, dial 855-239-2942 (US) or 412-542-4124 (Canada & Int’l). The call will be recorded and a replay will be available within two hours after the call. The replay will be available by dialing (877) 344-7529 (US), (855) 669-9658 (Canada) or (412) 317-0088 (Int’l) and entering the passcode 10142248. The archived webcast can be accessed, along with other financial information, on Ansys' website at https://investors.ansys.com/events-and-presentations/events-calendar.

ANSYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)	March 31, 2020	December 31, 2019
ASSETS:
Cash & short-term investments	$718,030	$872,382
Accounts receivable, net	337,105	433,479
Goodwill	2,398,684	2,413,280
Other intangibles, net	458,136	476,711
Other assets	614,130	643,035
Total assets	$4,526,085	$4,838,887
LIABILITIES & STOCKHOLDERS' EQUITY:
Current deferred revenue	$352,964	$351,353
Long-term debt	423,607	423,531
Other liabilities	457,164	610,624
Stockholders' equity	3,292,350	3,453,379
Total liabilities & stockholders' equity	$4,526,085	$4,838,887

ANSYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
	Three Months Ended
(in thousands, except per share data)	March 31, 2020	March 31, 2019
Revenue:
Software licenses	$87,830	$123,044
Maintenance and service	217,155	194,086
Total revenue	304,985	317,130
Cost of sales:
Software licenses	4,926	4,708
Amortization	9,552	4,547
Maintenance and service	35,638	25,560
Total cost of sales	50,116	34,815
Gross profit	254,869	282,315
Operating expenses:
Selling, general and administrative	130,522	112,169
Research and development	86,112	70,738
Amortization	4,162	3,759
Total operating expenses	220,796	186,666
Operating income	34,073	95,649
Interest income	2,775	3,442
Interest expense	(3,651)	(91)
Other income (expense), net	127	(334)
Income before income tax provision	33,324	98,666
Income tax (benefit) provision	(12,740)	12,436
Net income	$46,064	$86,230
Earnings per share – basic:
Earnings per share	$0.54	$1.03
Weighted average shares	85,798	83,764
Earnings per share – diluted:
Earnings per share	$0.53	$1.01
Weighted average shares	87,369	85,493

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
	Three Months Ended
	March 31, 2020				March 31, 2019
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$304,985	$3,912	(1)	$308,897	$317,130	$2,780	(4)	$319,910
Operating income	34,073	56,500	(2)	90,573	95,649	41,537	(5)	137,186
Operating profit margin	11.2%			29.3%	30.2%			42.9%
Net income	$46,064	$26,241	(3)	$72,305	$86,230	$24,440	(6)	$110,670
Earnings per share – diluted:
Earnings per share	$0.53			$0.83	$1.01			$1.29
Weighted average shares	87,369			87,369	85,493			85,493

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

(2)
Amount represents $30.9 million of stock-based compensation expense, $7.0 million of excess payroll taxes related to stock-based awards, $13.7 million of amortization expense associated with intangible assets acquired in business combinations, $1.0 million of transaction expenses related to business combinations and the $3.9 million adjustment to revenue as reflected in (1) above.

(3)
Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related GAAP to non-GAAP tax provision impact of $30.3 million based on a normalized non-GAAP annual effective tax rate of 19.5%.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

(5)
Amount represents $23.8 million of stock-based compensation expense, $4.0 million of excess payroll taxes related to stock-based awards, $8.3 million of amortization expense associated with intangible assets acquired in business combinations, $2.7 million of transaction expenses related to business combinations and the $2.8 million adjustment to revenue as reflected in (4) above.

(6)
Amount represents the impact of the adjustments to operating income referred to in (5) above, decreased for the related income tax impact of $15.6 million, adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $1.3 million, and rabbi trust income of $0.2 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending June 30, 2020
Earnings Per Share - Diluted
U.S. GAAP expectation	$0.55 - $0.92
Exclusions before tax:
Acquisition adjustments to deferred revenue	$0.05
Acquisition-related amortization	$0.16 - $0.17
Stock-based compensation and related excess payroll tax	$0.38 - $0.44
Adjustment for income tax effect	($0.18) - ($0.20)
Non-GAAP expectation	$1.01 - $1.33

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2020
Earnings Per Share - Diluted
U.S. GAAP expectation	$3.84 - $4.62
Exclusions before tax:
Acquisition adjustments to deferred revenue	$0.13
Acquisition-related amortization	$0.63 - $0.67
Stock-based compensation and related excess payroll tax	$1.59 - $1.77
Adjustment for income tax effect	($0.74) - ($0.80)
Non-GAAP expectation	$5.61 - $6.23

Use of Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with our deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. We similarly exclude income (expense) related to assets held in a rabbi trust in connection with our deferred compensation plan. Specifically, we exclude stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Transaction costs related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. We exclude these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Tax Cuts and Jobs Act. We recorded impacts to our income tax provision related to the enactment of the Tax Cuts and Jobs Act of 2017, specifically for the transition tax related to unrepatriated cash and the impacts of the tax rate change on net deferred tax assets. We exclude these impacts for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as (i) the charges are not expected to recur as part of our normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures.  This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions.  On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
About Ansys
If you've ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge or put on wearable technology, chances are you've used a product where Ansys software played a critical role in its creation. Ansys is the global leader in engineering simulation. Through our strategy of Pervasive Engineering Simulation, we help the world's most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, Ansys is headquartered south of Pittsburgh, Pennsylvania, U.S.A. Visit https://www.ansys.com for more information.
Forward-Looking Information
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Many of these risks, uncertainties, and factors are currently amplified by, and may continue to be amplified by, the COVID-19 pandemic. Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include: current and potential future impacts of the COVID-19 pandemic on the global economy and our business, financial position, results of operations and cash flows; adverse changes in global economic and/or political conditions; declines in our customers’ businesses resulting in adverse changes in customer procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products, including those arising from the need of customers to utilize our products from remote locations; plans for future capital spending; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; disruptions in the global economy and financial markets that may limit or delay availability of credit under existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all; investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate; impacts from tariffs, trade sanctions, export license requirements or other trade barriers; the effect of changes in currency exchange rates and changes in interest rates; potential variations in our sales forecasts compared to actual sales; the volatility of our stock price; failures or errors in our products and services; our industry’s rapidly changing technology; the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; lease license volatility; higher than anticipated costs for research and development or slowdown in our research and development activities; increased pricing pressure as a result of the competitive environment in which we operate; our ability to recruit and retain key personnel including any delays in recruitment caused by restrictions on travel and in person interactions and the absence of key personnel or teams due to illness or recuperation; our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise; implementation of our new IT systems; investments in global sales and marketing organizations and global business infrastructure; dependence on our channel partners for the distribution of our products; increased volatility in our revenue due to the timing, duration and value of multi-year lease contracts; our reliance on high renewal rates for annual lease and maintenance contracts; operational disruptions generally or specifically in connection with transitions to and from remote work environments, or the failure of our technological infrastructure; the outcome of contingencies, including legal proceedings and government or regulatory investigations and service tax audit cases; uncertainty regarding income tax estimates in the jurisdictions in which we operate; changes in accounting principles or standards; the effect of changes in tax laws and regulations in the jurisdictions in which we operate; the uncertainty of estimates relating to the impact on reported revenue related to the acquisition accounting treatment of deferred revenue; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

Visit https://investors.ansys.com for more information.

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